SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement [X] Definitive Additional Materials [ ] Soliciting Material Pursuant to Section 240.14a-12.

AETNA INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  Title of each class of securities to which transaction applies:
  Aggregate number of securities to which transaction applies:
  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  Proposed maximum aggregate value of transaction:
  Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid: Form, Schedule or Registration Statement No.: Filing Party: Date Filed:

On November 14, 2000, counsel to Aetna Inc. ("Aetna") received a letter from an attorney indicating that he intended to file a federal complaint asserting that certain information was omitted from Aetna's proxy statement currently being used in connection with Aetna's proposed merger with a subsidiary of ING Groep N.V. ("ING"). The text of that letter is attached as Annex A hereto.

Aetna believes that its proxy statement is accurate and complete in all respects and that the assertions are without merit. Nevertheless, Aetna hereby provides the following information to address the issues raised in the letter:

Under the terms of Aetna's targeted auction process referred to in Aetna's proxy statement, bids were not due until July 21, 2000. (Bids were originally requested in early July, but that deadline subsequently was extended.) The execution of the ING merger agreement preempted the auction process. However, as is disclosed in the proxy statement, following dissemination of confidential offering materials to participants in the auction process and prior to the execution of the ING merger agreement, representatives of Aetna and its financial advisors had a number of discussions with several participants in the targeted auction, certain of which were initiated by Aetna's representatives and certain of which were initiated by the participants. During the course of those discussions, certain parties indicated that they were not interested in pursuing a transaction and certain parties expressed interest in one or more parts of Aetna's financial services and international businesses, ranging from Aetna operations in one country only to one or two of the three major components of Aetna's financial services and international businesses (United States, Asia and Latin America) or the financial services and international businesses in their entirety. Each of these expressions of interest was preliminary and was subject to a due diligence review of the relevant business.

The Board considered these expressions of interest in approving the ING transaction, including, as is disclosed in the proxy statement, the adverse tax consequences that would arise by virtue of the sale of pieces of the financial services and international businesses (as opposed to a sale of the businesses in a single transaction). On the basis of these indications of interest (which suggested a significant risk that completion of the auction process would not result in a more favorable transaction or series of transactions), as well as the other factors disclosed in the proxy statement, the Board concluded that the ING transaction was fair to and in the best interests of Aetna and its shareholders and approved the ING transaction.

ANNEX A

LAW FIRM OF HARVEY GREENFIELD 60 EAST 42ND STREET, SUITE 2001 NEW YORK, N.Y. 10165 TELEPHONE (212) 949-5500
TELECOPIER (212) 949-0049
November 14, 2000
VIA TELECOPIER:
Allan B. Taylor, Esq.
Day Berry & Howard
CityPlace I
Hartford, Connecticut 06103-3499

  Re: Stepak v. Aetna, Inc., et al., Index No. 00-601345

Dear Allan:

     I write relating to our conference call conversation on Saturday afternoon among you, John Hammerslough and myself concerning the Aetna proxy statement dated October 18, 2000, and first mailed to shareholders on or about October 23, 2000. Mr. Hammerslough and I feel that a serious omission was made in the proxy statement. The first two paragraphs of page I-16 read as follows:

     Over the following weeks, Aetna's management and financial advisors prepared summary confidential offering materials and contacted a number of potentially interested parties. Ultimately, twenty-five parties executed confidentiality agreements and received confidential offering materials.

     On June 27, while Aetna was in the process of conducting its targeted auction, Messrs. Ewald Kist, Chairman of the Executive Board of ING, and Hubbell met with Messrs. Donaldson and Miller and submitted a significantly improved proposal to Aetna. Although several significant issues remained regarding terms and conditions, Aetna and ING determined that it would be useful to meet to discuss the revised ING proposal in detail. Accordingly, representatives of Aetna, ING and their respective legal and financial advisors met on June 30 and July 1 to attempt to clarify a number of significant open issues.

     Clearly, the proxy statement should have explained what ensued following the execution by twenty-five parties of the confidentiality agreements and their receipt of confidential offering materials. This serious omission should be cured by a supplement mailed to all shareholders. I am concurrently drafting a federal proxy complaint, which I hope to be able to file in the next few days.

     I await a response to our discussions and this letter.

Very truly yours, /s/ Harvey Greenfield Harvey Greenfield
HG: 1 cc: Mr. John Hammerslough

***********************************************************

Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors are able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna are available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING are available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors are soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Information with respect to the security holdings of these individuals is included in the final proxy statement filed with the SEC.